Filed pursuant to Rule 433

Registration No. 333-127610

UNITEDHEALTH GROUP INCORPORATED

FLOATING RATE NOTES DUE MARCH 2, 2009

FINAL TERM SHEET

Dated February 27, 2006

Issuer:	UnitedHealth Group Incorporated
Ratings:	A2/A
Security Type:	SEC Registered
Size:	$650,000,000
Maturity:	March 2, 2009
Coupon:	3 Month LIBOR Telerate plus 0.08%
Price:	100% of face amount
Trade Date:	February 27, 2006
Interest Payment and Reset Dates:	March 2, June 2, September 2 and December 2, commencing June 2, 2006
Redemption:	Not redeemable prior to maturity
Settlement:	March 2, 2006 (T+3)
CUSIP:	91324PAN2
Joint Book-Running Managers:	J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Co-Managers:	Banc of America Securities LLC
BB&T Capital Markets, a division of Scott and Stringfellow, Inc.
BNY Capital Markets, Inc.
Fifth Third Securities, Inc.
Goldman, Sachs & Co.
Greenwich Capital Markets, Inc.
KeyBanc Capital Markets, A Division of McDonald Investment Inc.
LaSalle Financial Services, Inc.
Lazard Capital Markets LLC
Lehman Brothers Inc.
Mellon Financial Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Keegan & Company, Inc.
NatCity Investments, Inc.
Piper Jaffray & Co.
PNC Capital Markets LLC
The Williams Capital Group, L.P.
Wachovia Capital Markets, LLC
Wells Fargo Brokerage Services, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at 1-212-834-4533 (collect) or Citigroup Global Markets Inc. at 1-877-858-5407 (toll free).

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